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                                                                 Exhibit 23.02

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Exodus Communications, Inc:

We consent to incorporation herein by reference of our report dated February 13, 1998, except as to Note 8 which is as of May 28, 1998, relating to the balance sheets of Exodus Communications, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' (deficit) equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Company's Prospectus filed November 10, 1998 pursuant to Rule 424(b).



Mountain View, California                                /s/ KPMG LLP
February 15, 1999